Table of Contents

As filed with the Securities and Exchange Commission on August 2, 2019

Registration No. 333-232762

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GENIUS BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	7812	20-4118216

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

301 N. Canon Drive, Suite 305

Beverly Hills, CA 90210

(310) 273-4222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andy Heyward

Chief Executive Officer

Genius Brands International, Inc.

301 N. Canon Drive, Suite 305

Beverly Hills, CA 90210

(310) 273-4222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq. Jeffrey P. Schultz, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. Chrysler Center, 666 Third Avenue New York, NY 10017 Tel: (212) 935-3000	Barry I. Grossman, Esq. Sarah E. Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	$5,750,000	$697 (3)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of the additional shares that the underwriters have the option to purchase to cover over allotments, if any.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated August 2, 2019

6,024,097 shares

Common Stock

We are offering 6,024,097 shares of our common stock in a firm commitment underwritten public offering based upon an assumed public offering price of $0.83 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 1, 2019).

Our common stock is listed on the Nasdaq Capital Market under the symbol “GNUS.” On August 1, 2019, the last reported sale price of our common stock as reported on the Nasdaq Capital Market was $0.83 per share. The public offering price per share of common stock will be determined between us and the underwriters based on the closing price of our common stock prior to pricing and market conditions at the time of pricing, and may be at a discount to the current market price.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

Investing in our common stock involves risks that are described in the “Risk Factors” beginning on page 7 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to the “Underwriting” section of this prospectus for additional information regarding total underwriter compensation.

Andy Heyward, the Company’s CEO and director has indicated an interest in purchasing up to an aggregate of approximately $500,000 of common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares of common stock in this offering to this individual, or this individual may determine to purchase more, fewer or no shares of common stock in this offering.

The underwriters may also exercise their option to purchase up to an additional 903,615 shares from us at the public offering price, less the underwriting discount, for 45 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment therefor on or about           , 2019.

Aegis Capital Corp.

The date of this prospectus is               , 2019

You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the applicable document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus and any such free writing prospectus outside of the United States.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this prospectus and the documents incorporated by reference in their entirety including “Risk Factors” included in this prospectus and incorporated by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and the notes to those financial statements incorporated by reference in this prospectus before investing in our common stock.

Business Overview

Genius Brands International, Inc. (“we,” “us,” “our,” or the “Company”) is a global content and brand management company that creates and licenses multimedia content. Led by experienced industry personnel, we distribute our content in all formats as well as a broad range of consumer products based on our characters. In the children's media sector, our portfolio features “content with a purpose” for toddlers to tweens, which provides enrichment as well as entertainment. New intellectual property titles include the preschool property Rainbow Rangers, which debuted in November 2018 on Nickelodeon and which was renewed for a second season, and preschool property Llama Llama, which debuted on Netflix in January 2018 and was renewed by Netflix for a second season. Our library titles include the award winning Baby Genius, adventure comedy Thomas Edison's Secret Lab® and Warren Buffett's Secret Millionaires Club, created with and starring iconic investor Warren Buffett which is distributed across our Genius Brands Network on Comcast’s Xfinity on Demand, AppleTV, Roku, Amazon Fire, YouTube, Amazon Prime, Cox, Dish, Sling and Zumo as well as Connected TV. We are also developing an all-new animated series, Stan Lee's Superhero Kindergarten with Stan Lee's Pow! Entertainment.

In addition, we act as licensing agent for Penguin Young Readers, a division of Penguin Random House LLC who owns or controls the underlying rights to Llama Llama, leveraging our existing licensing infrastructure to expand this brand into new product categories, new retailers, and new territories.

Our Products

Original Content

We own and produce original content that is meant to entertain and enrich toddlers to tweens as well as families. It is generally a three-year cycle from the inception of an idea, through production of the content and development and distribution of a range of consumer products to retail, creating an inevitable lag time between the creation of the intellectual property to the realization of economic benefit of those assets. Our goal is to maintain a robust and diverse portfolio of brands, appealing to various interests and ages, featuring evergreen topics with global appeal. Our portfolio of intellectual property can be licensed, re-licensed, and exploited potentially for years to come, with revenue derived from multiple sources and territories. Our portfolio of original content includes:

Content in Production

Rainbow Rangers Season 2: From Shane Morris, the writer of Frozen, and Rob Minkoff, the director of The Lion King, Rainbow Rangers is an animated series about the adventures of seven magical girls from Kaleidoscopia, a fantastic land on the other side of the rainbow. The Rangers serve as Earth’s guardians and first-responders. When there’s trouble for the people or animals of the Earth, the Rangers ride a rainbow across the sky to save the day. We have partnered with Mattel Inc.’s Fisher Price Toys as the master toy partner for the new series, and Viacom’s Nick Jr. has licensed the series for broadcast in the US. International broadcast agreements are currently being negotiated in numerous territories. Viacom has ordered a second season of the series consisting of 26 half hour episodes that are currently in production.

Llama Llama Season 2: We completed production of fifteen half-hour animated episodes in 2017, which premiered on Netflix in early 2018. Netflix ordered a second season of Llama Llama consisting of ten half-hour animated episodes. Back for Season 2 are Llama Llama’s creators including Oscar-winning director Rob Minkoff (The Lion King), showrunner Joe Purdy, art director Ruben Aquino (Frozen) and Emmy-winning producers Jane Startz and Andy Heyward. Based on the NY Times #1 best-selling children’s books of the same name, the animated series centers on young Llama Llama’s first steps in growing up and facing childhood milestones. Each episode is structured around a childhood milestone and a life lesson learned by Llama Llama and his friends, told with a sense of humor, vitality, and understanding.

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Content in Development

Superhero Kindergarten: In conjunction with Stan Lee’s POW! Entertainment, we are developing an animated pre-school series with the current title of “Superhero Kindergarten.” Superhero Kindergarten tells the story of a classroom filled with kids with superpowers and how they learn to use those powers to fight against the forces of evil while still dealing with all of the issues that come from being 6 years old.

Baby Genius: For more than ten years, Baby Genius has earned worldwide recognition for creating award-winning products for toddlers. Its catalogue of 500 songs, 125 music videos, and toys features classic nursery rhymes, learning songs, classical music, holiday favorites and more. Recognizing a need in the marketplace for established pre-school content, the Baby Genius channel was launched featuring the award-winning collection of Baby Genius Videos along with third party content providers sharing the Genius Brands “Content with a Purpose” message. The Baby Genius brand is synonymous with safe, enriching content for preschoolers and is being re-launched as a life style brand incorporating a new website, content and consumer products designed with today’s family in mind.

Already Released Content

Rainbow Rangers: The series premiered on Nick Jr. in November 2018 and we completed 26 half-hour episodes in February of 2019. The series was created by Shane Morris, the co-writer of Frozen, and Rob Minkoff, the director of The Lion King, Rainbow Rangers is an animated series about the adventures of seven magical girls from Kaleidoscopia, a fantastic land on the other side of the rainbow. The Rangers serve as Earth’s guardians and first-responders. When there’s trouble for the people or animals of the Earth, the Rangers ride a rainbow across the sky to save the day. A global licensing program is in place and the first products will be introduced to the market in second quarter of 2019.

Llama Llama: We completed production of fifteen half-hour animated episodes in 2017 which premiered on Netflix in early 2018. Llama Llama’s creators include Oscar-winning director Rob Minkoff (The Lion King), director Saul Blinkoff (Doc McStuffins), showrunner Joe Purdy, art director Ruben Aquino (Frozen) and Emmy-winning producers Jane Startz and Andy Heyward. Based on the NY Times #1 best-selling children’s books of the same name, the animated series centers on young Llama Llama’s first steps in growing up and facing childhood milestones. Each episode is structured around a childhood milestone and a life lesson learned by Llama Llama and his friends, told with a sense of humor, vitality, and understanding. The global licensing program was unveiled in June 2016 at the Licensing Expo held in Las Vegas.

SpacePop: SpacePop is a music and fashion driven animated property that has garnered over 17 million views and over 63,000 subscribers since its launch in May 2016. With 108 three-minute webisodes produced, SpacePop had a best-in-class production team which included Steve Banks (head writer and story editor of Sponge Bob Square Pants) as content writer; Han Lee (Pink Fizz, Bobby Jack) for original character designs; multiple Grammy Award-winning producer and music veteran Ron Fair (Fergie, Mary J. Blige, Black Eyed Peas, Pussycat Dolls, Christina Aguilera and more), singer-songwriter Stefanie Fair (founding member of RCA’s girl group Wild Orchid with Fergie) for the original SpacePop theme music; and veteran music producer and composer John Loeffler (Kidz Bop, Pokemon) for original songs. SpacePop products range from apparel and accessories, to beauty, cosmetics, candy, books and music.

Thomas Edison’s Secret Lab: Thomas Edison’s Secret Lab is a STEM-based comedy adventure series by Emmy-nominated writer Steve Banks (SpongeBob Square Pants), multi-Emmy Award-winning writer Jeffrey Scott (Dragon Tales), and Emmy Award-winning producer Mark Young (All Dogs Go To Heaven 2). The series includes 52 eleven-minute episodes as well as 52 ninety-second original music videos produced by Grammy Award-winning producer Ron Fair. The animated series follows the adventures of Angie, a 12-year-old prodigy who, along with her young science club, discovers Thomas Edison’s secret lab.

Warren Buffett’s Secret Millionaire’s Club: With 26 thirty-minute episodes and 26 four-minute webisodes, this animated series features Warren Buffett who acts as a mentor to a group of entrepreneurial kids who have international adventures that lead them to encounter neighborhood and community problems to solve. Warren Buffett’s Secret Millionaire’s Club empowers kids by helping them learn about the business of life and the importance of developing healthy life habits at an early age.

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Licensed Content

In addition to the wholly-owned or partially-owned properties listed above, we represent Llama Llama in the licensing and merchandising space.

Genius Brands Network

Seeing a need for a destination devoted to providing “Content with a Purpose,” we launched the Genius Brands Network comprised of the Kid Genius Cartoon Network and Baby Genius TV. The network is distributed across multiple platforms including advertising supported video-on-demand (“AVOD”), subscription video-on-demand (“SVOD”) and over-the-top platforms (“OTT”) providing kids and parents a clear choice in premium entertaining, enriching and engaging programming.

The Kid Genius Cartoon Network provides smart TV for kids. Our shows are designed for kids to tweens. Our Kid Genius Cartoon Network exposes kids to new and intriguing subjects that stimulate their senses and imagination on a daily basis. We believe parents will enjoy watching their kids be entertained with enriching and educational series. Featured series include Dino Squad, Thomas Edison's Secret Lab, Inspector Gadget and more. The Kid Genius Cartoon Channel Plus was launched in September 2017 on Amazon Prime. Kid Genius Cartoon Channel Plus is a subscription video-on-demand service available for $3.99 per month to the approximately 80 million Amazon Prime members. The channel features a variety of owned and licensed content.

Baby Genius TV provides enriching and entertaining content for toddlers through preschoolers. Toddlers to preschoolers learn lessons through music and characters that ignite their imagination. We believe parents will feel safe knowing that their children are enjoying the educational content of our shows. Series include Baby Genius, Rainbow Valley Fire Department, The New Adventures of Madeline and more.

Distribution

Content

Today’s global marketplace and the manner in which content is consumed has evolved to a point where we believe there is only one viable strategy, ubiquity. Kids today expect to be able to watch what they want whenever they want and wherever they want. As such, content creators now must offer direct access on multiple fronts. This includes not only linear broadcast but also digital platforms. We have strong ties to and actively solicit placement for our content from large linear broadcasters such as Nickelodeon, The Disney Channel, Cartoon Network, Sprout, and PBS. Similarly, on the digital side, we are partnered with Comcast’s Xfinity platform as well as AppleTV, Roku, Samsung TV, Amazon Fire, Amazon Prime, Netflix, YouTube, Cox, Dish, Sling and Zumo as well as Connected TV. We replicate this model of ubiquity around the world defining content distribution strategies by market that blends the best of linear, VOD, and digital distribution.

Finally, we expanded our long-term strategic partnership with Sony Pictures Home Entertainment from domestic to global in January 2017. On August 31, 2018, Sony Pictures Home Entertainment assigned all of its rights and interest in our programs to Alliance Entertainment, LLC (“AEC”).

Consumer Products

A source of our revenue is our licensing and merchandising activities from our underlying intellectual property content. We work directly in licensing properties to a variety of manufacturers, wholesalers, and retailers. We currently have across all brands in excess of 45 licensees and hundreds of licensed products scheduled to enter the market. Products bearing our marks can be found in a wide variety of retail distribution outlets reaching consumers in retailers such as Wal-Mart, Target, Barnes & Noble, The Home Depot, Old Navy, Amazon.com and many more. We often negotiate dedicated retail space on a direct basis with retailers that will include branded signage to give our brands prominence and clear communication with the consumer. License agreements that we enter into often include financial guarantees and commitments from the manufacturers guaranteeing a minimum stream of revenue for us. As licensed merchandise is sold at retail, these advances and/or minimum guarantees can earn out at which point we could earn additional revenue.

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Summary of Risk Factors

Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision. As of March 31, 2019, we had an accumulated deficit of $56,036,514. Additional risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. These risks include, but are not limited to, the following:

•	We have a history of net losses and our future profitability is uncertain.

•	We may be required to raise additional funds to finance our operations; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

•	If we lose key personnel or are unable to attract and retain necessary talent, we may be unable to continue to grow and develop our business profitably.

•	Third parties may claim that we infringe their intellectual property, and we could suffer significant litigation or licensing expense as a result.

•	Raising additional funds may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies.

•	Trading volume in our stock is low and an active trading market for our common stock may not be available on a consistent basis to provide stockholders with adequate liquidity. Our stock price may be extremely volatile, and our stockholders could lose a significant part of their investment.

•	Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

Company Information

We were incorporated in California on January 3, 2006 and reincorporated in Nevada in October 2011. We commenced operations in January 2006, assuming all of the rights and obligations of our then Chief Executive Officer, under an Asset Purchase Agreement between us and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. In October 2011, we (i) changed our domicile to Nevada from California, and (ii) changed our name to Genius Brands International, Inc. from Pacific Entertainment Corporation (the “Reincorporation”). In connection with the Reincorporation, we changed our Nasdaq trading symbol from “PENT” to “GNUS.”

Our principal executive offices are located at 8383 Wilshire Blvd., Suite 412, Beverly Hills, California 90211. Our telephone number is 310-273-4222. We maintain an Internet website at www.gnusbrands.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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THE OFFERING

Common stock offered by us	6,024,097 shares

Common stock outstanding immediately prior to this offering (as of August 2, 2019)	10,505,990 shares

Common stock to be outstanding immediately following this offering	16,530,087 shares (17,433,702) if the underwriters exercise their option to purchase additional shares in full)

Underwriters’ option to purchase additional shares from us	903,615 shares

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $4.3 million, or approximately $5.0 million if the underwriters exercise their overallotment option, based upon an assumed public offering price of $0.83 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 1, 2019) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with our existing cash, to repay our outstanding Convertible Notes (as defined below) to the extent not converted into shares of common stock and to fund production. See “Use of Proceeds.”

Dividend Policy	We have never declared or paid any cash dividends on our common stock and do not expect to pay any cash dividends on our common stock for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. See the section titled “Dividend Policy” for a more complete description of our dividend policy.

Risk Factors	See “Risk Factors” as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

The Nasdaq Capital Market symbol	GNUS

The number of shares of common stock to be outstanding after this offering is based on 10,505,990 shares of common stock outstanding at August 2, 2019 and excludes the following:

•	2,554,217 shares of Common Stock issuable upon conversion of 2,120 shares of Series A Convertible Preferred Stock at a conversion price of $0.83 based on an assumed public offering price of $0.83 per share;

•	1,340,415 shares of Common Stock issuable upon exercise of outstanding stock options to purchase our Common Stock at a weighted average exercise price of $7.14 per share;

•	826,252 shares of Common Stock reserved for future issuance under our 2015 Incentive Plan and 2015 Amended Incentive Plan;

•	11,291,175 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.05;

•	2,970,297 shares of Common Stock issuable upon conversion of outstanding Convertible Notes (as defined below) with a conversion price of $1.515 per share; and

•	1,800,000 shares of Common Stock issuable upon the exercise of the warrants issued in connection with the Amendment (as defined below).

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Andy Heyward, the Company’s CEO and director has indicated an interest in purchasing up to an aggregate of approximately $500,000 in shares of common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares of common stock in this offering to this individual, or this individual may determine to purchase more, fewer or no shares of common stock in this offering.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercise by the underwriters of their option to purchase up to an additional 903,615 shares of common stock in this offering.

Recent Developments

Amendment, Waiver and Consent

In connection with this offering, we entered into an amendment, waiver and consent agreement (the “Amendment”) with certain holders constituting (i) a majority-in-interest of the holders of our 10% Secured Convertible Notes due August 20, 2019 (the “Convertible Notes”), which were issued pursuant to a Securities Purchase Agreement, dated as of August 17, 2018 and as amended on February 14, 2019, by and among us and certain accredited investors (the “August 2018 Purchasers”) (the “August 2018 SPA”) and (ii) 51% in interest of the shares of Common Stock issued pursuant to a Securities Purchase Agreement, dated as of January 8, 2018, by and among us and certain accredited investors (the “January 2018 SPA”). The August 2018 SPA contains a covenant that restricts us from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of common stock or common stock equivalents for an effective per share purchase price of common stock of less than $2.50 per share, subject to adjustment. The January 2018 SPA contains a covenant that restricts us from selling or granting any option to purchase, or selling or granting any right to reprice, or otherwise disposing of or issuing (or announcing any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or common stock equivalents for an effective per share purchase price of common stock of less than $3.00 per share, subject to adjustment. Pursuant to the Amendment, such holders have agreed to amend the August 2018 SPA, the January 2018 SPA and the Convertible Notes, waive any applicable rights and remedies under each of the August 2018 SPA and the January 2018 SPA, and consent to this offering in consideration for (i) a reduction in the conversion price of the Convertible Notes from $2.50 per share to an amount equal to $1.515 and (ii) the issuance to the August 2018 Purchasers of new warrants to purchase the same number of shares of Common Stock that were issued to each August 2018 Purchaser pursuant to the August 2018 SPA (for an aggregate of 1,800,000 shares of Common Stock to all August 2018 Purchasers) at an exercise price per share equal to $1.14 and will become exercisable commencing six (6) months and one day from the date of issuance and will expire five (5) years from the date of issuance.

In conjunction with the Amendment, Waiver and Consent, on July 22, 2019, the Company entered into an escrow agreement with a bank whereby the Company deposited $750,000 into an escrow account in favor of one of the Secured Convertible Note holders which guarantees that the note holder will be repaid at least $750,000 of the holders $1 million currently outstanding under the Convertible Notes on or before August 20, 2019, the maturity date.

Adjustment to Series A Convertible Preferred Stock Conversion Price

In connection with the issuance of the warrants described above, the conversion price of the Company’s outstanding shares of Series A Convertible Preferred Stock was reduced from $2.12 to $1.14. In connection with this offering, if the offering price per share is less than the $1.14 conversion price of the Series A Convertible Preferred Stock, such conversion price shall be reduced to the offering price per share.

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RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which are incorporated by reference in this prospectus. These risk factors contain, in addition to historical information, forward looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward looking statements. The occurrence of any of the following adverse developments described in the following risk factors and in the documents incorporated by reference could materially and adversely harm our business, financial condition, results of operations or prospects. In such event, the value of our common stock could decline, and you could lose all or a substantial portion of the money that you pay for our common stock. In addition, the risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones we face. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could results in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus (as supplemented or amended) and the documents incorporated by reference in this prospectus. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the Securities and Exchange Commission.

RISKS RELATING TO OUR BUSINESS

We have incurred net losses since inception.

We have a history of operating losses and incurred net losses in each fiscal quarter since our inception. For the year ended December 31, 2018, we generated net revenues of $993,452 and incurred a net loss of $9,003,901, while for the previous year, we generated net revenue of $5,335,728 and incurred a net loss of $4,908,736. These losses, among other things, have had an adverse effect on our results of operations, financial condition, stockholders’ equity, net current assets and working capital.

We will need to generate additional revenue and/or reduce costs to achieve profitability. We are beginning to generate revenues derived from our existing properties, properties in production, and new brands being introduced into the marketplace. However, the ability to sustain these revenues and generate significant additional revenues or achieve profitability will depend upon numerous factors some of which are outside of our control.

We will need additional financing to continue our operations. If we are unable to obtain additional financing on acceptable terms, we will need to curtail or cease our development plans and operations.

As of March 31, 2019, we had approximately $4,030,354 of available cash, cash equivalents, and restricted cash. Additional funds may be required to fund operations and repay our outstanding debt which could be raised through the issuance of equity securities and/or debt financing. There is no assurance that any type of financing on terms acceptable to us will be available or will otherwise occur. Debt financing must be repaid regardless of whether we generate revenues or cash flows from operations and may be secured by substantially all of our assets. Any equity financing or debt financing that requires the issuance of warrants or other equity securities to the lender would cause the percentage ownership by our current stockholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing stockholders. Any equity financing at a price below the then current conversion price of our Series A Convertible Preferred Stock will result in an adjustment to the conversion ratio, applicable to such securities, resulting in the issuance of additional shares of our common stock upon the conversion of our Series A Convertible Preferred Stock, which would further dilute our other stockholders.

If we are not able to obtain sufficient capital, we may then be forced to limit the scope of our operations.

We expect that as our business continues to evolve we will need additional working capital. If adequate additional debt and/or equity financing is not available on reasonable terms or at all, we may not be able to continue to expand our business, and we will have to modify our business plans accordingly. These factors could have a material adverse effect on our future operating results and our financial condition.

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If we reach a point where we are unable to raise needed additional funds to continue as a going concern, we could be forced to cease our activities and dissolve our company. In such an event, we will need to satisfy various creditors and other claimants, severance, lease termination and other dissolution-related obligations.

Our revenues and results of operations may fluctuate from period to period.

Cash flow and projections for any entertainment company producing original content can be expected to fluctuate until the animated content and ancillary consumer products are in the market and could fluctuate thereafter even when the content and products are in the marketplace. There is significant lead time in developing and producing animated content before that content is in the marketplace. Unanticipated delays in entertainment production can delay the release of the content into the marketplace. Structured retail windows that dictate when new products can be introduced at retail are also out of our control. While we believe that we have mitigated this in part by creating a slate of properties at various stages of development or production as well as representing certain established brands which contribute immediately to cash flow, any delays in the production and release of our content and products or any changes in the preferences of our customers could result in lower than anticipated cash flows.

As with our cash flows, our revenues and results of operations depend significantly upon the appeal of our content to our customers, the timing of releases of our products and the commercial success of our products, none of which can be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate from period to period. The results of one period may not be indicative of the results of any future period. Any quarterly fluctuations that we report in the future may not match the expectations of market analysts and investors. This could cause the price of our common stock to fluctuate.

Production cost will be amortized according to the individual film forecasting methodology. If estimated remaining revenue is not sufficient to recover the unamortized production costs, the unamortized production costs will be written down to fair value. In any given quarter, if we lower our previous forecast with respect to total anticipated revenue, we would be required to adjust amortization of related production costs. These adjustments would adversely impact our business, operating results and financial condition.

Changes in the United States, global or regional economic conditions could adversely affect the profitability of our business.

A decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect demand for our products, thus reducing our revenue and earnings. A decline in economic conditions could reduce demand for and sales of our products. In addition, an increase in price levels generally, or in price levels in a particular sector, could result in a shift in consumer demand away from the animated content and consumer products we offer, which could also decrease our revenues, increase our costs, or both.

Inaccurately anticipating changes and trends in popular culture, media and movies, fashion, or technology can negatively affect our sales.

While trends in the toddler to tween sector change quickly, we respond to trends and developments by modifying, refreshing, extending, and expanding our product offerings on an on-going basis. However, we operate in extremely competitive industries where the ultimate appeal and popularity of content and products targeted to this sector can be difficult to predict. We believe our focus on “content with a purpose” serves an underrepresented area of the toddler to tween market; however, if the interest of our audience trends away from our current properties toward other offerings based on current media, movies, animated content or characters, and if we fail to accurately anticipate trends in popular culture, movies, media, fashion, or technology, our products may not be accepted by children, parents, or families and our revenues, profitability, and results of operations may be adversely affected.

We face competition from a variety of retailers that sell similar merchandise and have better resources than we do.

The industries in which we operate are competitive, and our results of operations are sensitive to, and may be adversely affected by, competitive pricing, promotional pressures, additional competitor offerings and other factors, many of which are beyond our control. Indirectly through our licensing arrangements, we compete for retailers as well as other outlets for the sale and promotion of our licensed merchandise. Our primary competition comes from competitors such as The Walt Disney Company, Nickelodeon Studios, and the Cartoon Network.

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We have sought a competitive advantage by providing “content with a purpose” which are we believe are both entertaining and enriching for children and offer differentiated value that parents seek in making purchasing decisions for their children. While we do not believe that this value proposition is specifically offered by our competitors, our competitors have greater financial resources and more developed marketing channels than we do which could impact our ability, through our licensees, to secure shelf space thereby decreasing our revenues or affecting our profitability and results of operations.

The production of our animated content is accomplished through third-party production and animation studios around the world, and any failure of these third-parties could negatively impact our business.

As part of our business model to manage cash flows, we have partnered with a number of third-party production and animation studios around the world for the production of our new content in which these partners fund the production of the content in exchange for a portion of revenues generated in certain territories. We are reliant on our partners to produce and deliver the content on a timely basis meeting the predetermined specifications for that product. The delivery of inferior content could result in additional expenditures by us to correct any problems to ensure marketability. Further, delays in the delivery of the finished content to us could result in our failure to deliver the product to broadcasters to which it has been pre-licensed. While we believe we have mitigated this risk by aligning the economic interests of our partners with ours and managing the production process remotely on a daily basis, any failures or delays from our production partners could negatively affect our profitability.

If we fail to honor our obligations under our outstanding secured convertible notes or the terms of our third-party supplier or loan agreements, our business may be materially adversely affected.

On August 17, 2018, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”), pursuant to which the Company agreed to sell (i) an aggregate principal amount of $4.50 million in secured convertible notes, convertible into shares of our common stock, at a conversion price of $2.50 per share (the “Convertible Notes”) and (ii) warrants to purchase 1,800,000 shares of our common stock at an exercise price of $3.00 per share (the “Warrants,” and, together with the Secured Convertible Notes, the “Securities”). We received approximately $4,500,000 in gross proceeds from such offering.

We are obligated under our Convertible Notes due August 20, 2019, which collectively had an outstanding unamortized book balance of approximately $4,500,000 as of March 31, 2019, and a total fair value upon issuance of $4,464,200. The Convertible Notes accrue interest of 10% per annum. The Convertible Notes, including interest accrued thereon, are convertible at any time until a Convertible Note is no longer outstanding, in whole or in part, at the option of the holders into shares of our common stock at a conversion price of $1.515 per share. We are obligated to make periodic payments on such debt obligations to each noteholder. In addition, we have granted a security interest to the noteholders in all of our tangible and intangible personal property to secure our obligations under the Convertible Notes.

The Convertible Notes mature on August 20, 2019. If we fail to meet certain conditions under the terms of the Convertible Notes, we will be obligated to repay in cash any principal amount, interest and any other sum arising under the Convertible Notes that remains outstanding on the maturity date. We currently do not have enough cash and cash equivalents to repay the Convertible Notes in full in cash. We will use a portion of the proceeds from this offering to repay the Convertible Notes, if not earlier converted or extended. If not earlier converted, we will need to obtain additional financing or refinance the Convertible Notes prior to the maturity date. We have engaged in discussions with the holders of the Convertible Notes regarding the potential extension of the maturity date of the Notes, which could also include a reduction in the conversion price of the Convertible Notes and/or a reduction in the exercise price of existing outstanding warrants held by the holders of the Convertible Notes. There can be no assurance that we will enter into any agreements with such holders of the Convertible Notes. If we do not reach any agreement to extend the maturity date of some or all of the Convertible Notes, we may use the net proceeds from this offering to repay the Convertible Notes in full.

On January 10, 2017, we entered into an amendment of our home entertainment Distribution Agreement with Sony pursuant to which, among other things, Sony agreed to pay $1,489,583 which was owed and payable by us to DADC for certain disk manufacturing and replication services, thereby terminating the agreement with DADC.

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In connection with such transaction, we (i) granted Sony home entertainment rights in territories worldwide in addition to the United States and Canada and (ii) issued Sony 301,231 shares of our common stock at $4.945 per share, Sony’s exclusive territory for exercising its home entertainment distribution rights under the distribution agreement was extended from the United States and Canada to worldwide, and the amount of advances subject to recoupment by Sony out of royalty payments that would otherwise be due to us under the Distribution Agreement was increased by the amount of the payment to DADC. Future cash flow from the distributed products under the distribution agreement, if any, will be impacted by the additional recoupment obligation and additional rights granted. In connection with the above issuance of our shares, we entered into a subscription agreement with Sony, which became effective as of January 17, 2017. On August 31, 2018 Sony Pictures Home Entertainment assigned all of its rights title and interest in the Company’s programs to Alliance Entertainment, LLC (“AEC”).

We may be required to pay significant penalties if we are not able to meet our obligations under our outstanding registration rights agreements.

We have entered into registration rights agreements in connection with certain of our securities offerings. We may be obligated to pay liquidated damages if we do not meet our obligations under those agreements.

If we are required to pay significant amounts, such as the liquidated damages described above, under these or future registration rights agreements, it could have a material adverse effect on our financial condition and ability to finance our operations.

Failure to successfully market or advertise our products could have an adverse effect on our business, financial condition and results of operations.

Our products are marketed worldwide through a diverse spectrum of advertising and promotional programs. Our ability to sell products is dependent in part upon the success of these programs. If we or our licensees do not successfully market our products or if media or other advertising or promotional costs increase, these factors could have an adverse effect on our business, financial condition, and results of operations.

The failure of others to promote our products may adversely affect our business.

The availability of retailer programs relating to product placement, co-op advertising and market development funds, and our ability and willingness to pay for such programs, are important with respect to promoting our properties. In addition, although we may have agreements for the advertising and promotion of our products through our licensees, we will not be in direct control of those marketing efforts and those efforts may not be done in a manner that will maximize sales of our products and may have a material adverse effect on our business and operations.

We may not be able to keep pace with technological advances.

The entertainment industry in general, and the music and motion picture industries in particular, continue to undergo significant changes, primarily due to technological developments. Because of the rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors could have on potential revenue from, and profitability of, distributing entertainment programming. As it is also impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market, if we are not able to keep pace with these technological advances, our revenues, profitability and results from operations may be materially adversely affected.

We cannot assure you that our original programming content will appeal to our distributors and viewers or that any of our original programming content will not be cancelled or removed from our distributors’ platforms.

Our business depends on the appeal of our content to distributors and viewers, which is difficult to predict. Our business depends in part upon viewer preferences and audience acceptance of our original programming content. These factors are difficult to predict and are subject to influences beyond our control, such as the quality and appeal of competing programming, general economic conditions and the availability of other entertainment activities. We may not be able to anticipate and react effectively to shifts in tastes and interests in markets. A change in viewer preferences could cause our original programming content to decline in popularity, which could jeopardize renewal of agreements with distributors. Low ratings or viewership for programming content produced by us may lead to the cancellation, removal or non-renewal of a program and can negatively affect future license fees for such program. If our original programming content does not gain the level of audience acceptance we expect, or if we are unable to maintain the popularity of our original programming, we may have a diminished negotiating position when dealing with distributors, which could reduce our revenue. We cannot assure you that we will be able to maintain the success of any of our current original programming content, or generate sufficient demand and market acceptance for new original programming content in the future. This could materially adversely impact our business, financial condition, operating results, liquidity and prospects.

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Failure in our information technology and storage systems could significantly disrupt the operation of our business.

Our ability to execute our business plan and maintain operations depends on the continued and uninterrupted performance of our information technology (“IT”) systems. IT systems are vulnerable to risks and damages from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our and our vendors’ servers are potentially vulnerable to physical or electronic break-ins, including cyber-attacks, computer viruses and similar disruptive problems. These events could lead to the unauthorized access, disclosure and use of non-public information. The techniques used by criminal elements to attack computer systems are sophisticated, change frequently and may originate from less regulated and remote areas of the world. As a result, we may not be able to address these techniques proactively or implement adequate preventative measures. If our computer systems are compromised, we could be subject to fines, damages, litigation and enforcement actions, and we could lose trade secrets, the occurrence of which could harm our business. Despite precautionary measures to prevent unanticipated problems that could affect our IT systems, sustained or repeated system failures that interrupt our ability to generate and maintain data could adversely affect our ability to operate our business.

Our internal computer systems, or those of our collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption and cause our business and reputation to suffer.

In the ordinary course of business, our internal computer systems and those of our current and any future collaborators and other contractors or consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could adversely affect our business operations, whether due to a loss of our trade secrets or other proprietary information or other similar disruptions. Any such access, disclosure or other loss of such information could result in legal claims or proceedings and damage our reputation.

Loss of key personnel may adversely affect our business.

Our success greatly depends on the performance of our executive management team, including Andy Heyward, our Chief Executive Officer. The loss of the services of any member of our core executive management team or other key persons could have a material adverse effect on our business, results of operations and financial condition.

Our management team currently owns a substantial interest in our voting stock.

As of August 2, 2019, our management team and Board of Directors beneficially own or control (including conversions, options or warrants exercisable or convertible within 60 days) a combined 2,455,658 or 21.44%, of our shares currently outstanding (including conversions, options or warrants exercisable or convertible within 60 days). Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Additionally, management has the ability to control any proposals submitted to shareholders, including corporate actions and board changes which may not be in accordance with the votes of other shareholders.

Litigation may harm our business or otherwise distract management.

Substantial, complex or extended litigation could cause us to incur large expenditures and could distract management. For example, lawsuits by licensors, consumers, employees or stockholders could be very costly and disrupt business. While disputes from time to time are not uncommon, we may not be able to resolve such disputes on terms favorable to us.

Our vendors and licensees may be subject to various laws and government regulations, violation of which could subject these parties to sanctions which could lead to increased costs or the interruption of normal business operations that could negatively impact our financial condition and results of operations.

Our vendors and licensees may operate in a highly regulated environment in the US and international markets. Federal, state and local governmental entities and foreign governments may regulate aspects of their businesses, including the production or distribution of our content or products. These regulations may include accounting standards, taxation requirements (including changes in applicable income tax rates, new tax laws and revised tax law interpretations), product safety and other safety standards, trade restrictions, regulations regarding financial matters, environmental regulations, advertising directed toward children, product content, and other administrative and regulatory restrictions. While we believe our vendors and licensees take all the steps necessary to comply with these laws and regulations, there can be no assurance that they are compliant or will be in compliance in the future. Failure to comply could result in monetary liabilities and other sanctions which could increase our costs or decrease our revenue resulting in a negative impact on our business, financial condition and results of operations.

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Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete in the animated content and entertainment industry depends, in part, upon successful protection of our proprietary and intellectual property. We protect our property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited, or no, practical protection in some jurisdictions. It may be possible for unauthorized third parties to copy and distribute our productions or portions of our productions. In addition, although we own most of the music and intellectual property included in our products, there are some titles which the music or other elements are in the public domain and for which it is difficult or even impossible to determine whether anyone has obtained ownership or royalty rights. It is an inherent risk in our industry that people may make such claims with respect to any title already included in our products, whether or not such claims can be substantiated. If litigation is necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the resulting diversion of resources could have an adverse effect on our business, operating results or financial condition.

RISKS RELATING TO THIS OFFERING AND OUR COMMON STOCK

If we sell shares of our common stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of common stock at a discount from the current market price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible or exercisable into common stock, our common stockholders would experience additional dilution and, as a result, our stock price may decline.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section entitled “Use of Proceeds.” We intend to use the net proceeds from this offering, together with our existing cash, to repay our outstanding Convertible Notes to the extent not converted into shares of common stock and to fund production. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

An active trading market for our common stock may not be sustained.

Although our common stock is listed on the Nasdaq Capital Market, the market for our shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our common stock may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

Our stock price may be subject to substantial volatility, and stockholders may lose all or a substantial part of their investment.

Our common stock currently trades on the Nasdaq Capital Market. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our common stock may not necessarily be a reliable indicator of our fair market value. The price at which our common stock trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of significant customers, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

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Our failure to meet the continued listing requirements of Nasdaq Capital Market could result in a delisting of our common stock.

If we fail to satisfy the continued listing requirements of Nasdaq Capital Market (“Nasdaq”), such as minimum financial and other continued listing requirements and standards, including those regarding minimum stockholders’ equity, minimum share price, and certain corporate governance requirements, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with Nasdaq's listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq's listing requirements.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our common stock.

Our Articles of Incorporation authorize us to issue up to 10,000,000 shares of blank check preferred stock. We currently have 2,120 shares of Series A Convertible Preferred Stock outstanding, which are convertible into 1,859,649 shares of common stock at a conversion price of $1.14 per share (subject to adjustment for this offering). Any additional preferred stock that we issue in the future may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we have no present intention to issue any additional shares of authorized preferred stock, there can be no assurance that we will not do so in the future.

We do not expect to pay dividends in the future and any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as our Board of Directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors. If we do not pay dividends, our common stock may be less valuable because the return on investment will only occur if its stock price appreciates.

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Our outstanding Series A Convertible Preferred Stock contains anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing common stock holders which could adversely affect our stock price.

Our outstanding Series A Convertible Preferred Stock contains anti-dilution provisions to benefit the holders thereof. As a result, if we, in the future, issue common stock or grant any rights to purchase our common stock or other securities convertible into our common stock for a per share price less than the then existing conversion price of the Series A Convertible Preferred Stock, an adjustment to the then current conversion price would occur. The conversion price of our outstanding Series A Convertible Preferred Stock is $1.14 and may be adjusted downwards to the offering price in connection with this offering. This reduction in the conversion price could result in substantial dilution to our then-existing common stockholders as well as give rise to a beneficial conversion feature reported on our statement of operations. Either or both of which could adversely affect the price of our common stock.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, under Rule 144, a non-affiliated person who has held restricted shares of our common stock for a period of six months may sell into the market all of their shares, subject to us being current in our periodic reports filed with the Commission.

As of August 2, 2019, approximately 7,955,176 shares of common stock of the 10,505,990 shares of common stock issued and outstanding are free trading. Additionally, as of August 2, 2019, there are 1,859,649 shares of common stock underlying the Series A Convertible Preferred Stock that could be sold pursuant to Rule 144. As of the same date, there are 5,621,049 shares of common stock underlying outstanding warrants that could be sold pursuant to Rule 144 to the extent permitted by any applicable vesting requirements as well as 3,870,126 shares of common stock underlying registered warrants. Lastly, as of August 2, 2019, there are 1,340,415 shares of common stock underlying outstanding options granted and 862,252 shares reserved for issuance under our Genius Brands International, Inc. Amended 2015 Incentive Plan, all of which are unregistered but will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

Based on the number of shares outstanding as of August 2, 2019, our officers, directors and stockholders who hold at least 5% of our stock beneficially own a combined total of approximately 67.6% of our outstanding common stock, including shares of common stock subject to preferred shares, stock options, and warrants that are currently convertible or exercisable or will be convertible or exercisable within 60 days after August 2, 2019. If these officers, directors, and principal stockholders or a group of our principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and control matters requiring stockholder approval, including the election of directors and approval of mergers, business combinations or other significant transactions. The interests of one or more of these stockholders may not always coincide with our interests or the interests of other stockholders. For instance, officers, directors, and principal stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change in control of our company otherwise favored by our other stockholders.

If our common stock becomes subject to the penny stock rules, it may be more difficult to sell our common stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTC Bulletin Board does not meet such requirements and if the price of our common stock is less than $5.00 and our common stock is no longer listed on a national securities exchange such as Nasdaq, our stock may be deemed a penny stock. The penny stock rules require a broker-dealer, at least two business days prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver to the customer a standardized risk disclosure document containing specified information and to obtain from the customer a signed and date acknowledgment of receipt of that document. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations thereof are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus. Additionally, statements concerning future matters are forward-looking statements. These statements include, among other things, statements regarding:

•	our ability to generate revenue or achieve profitability;

•	our ability to obtain additional financing on acceptable terms, if at all;

•	our ability to repay our outstanding secured convertible notes;

•	fluctuations in the results of our operations from period to period;

•	general economic and financial conditions;

•	our ability to anticipate changes in popular culture, media and movies, fashion and technology;

•	competitive pressure from other distributors of content and within the retail market;

•	our reliance on and relationships with third-party production and animation studios;

•	our ability to market and advertise our products;

•	our reliance on third-parties to promote our products;

•	our ability to keep pace with technological advances;

•	performance of our information technology and storage systems;

•	a disruption or breach of our internal computer systems;

•	our ability to retain key personnel;

•	the impact of federal, state or local regulations on us or our vendors and licensees;

•	our ability to protect and defend against litigation, including intellectual property claims;

•	the volatility of our stock price;

•	the marketability of our stock;

•	our broad discretion to invest or spend the proceeds of our financings in ways with which our stockholders may not agree and may have limited ability to influence; and

•	other risks and uncertainties, including those listed in the section on “Risk Factors.”

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Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Factors” above, as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We file reports with the Securities and Exchange Commission (“SEC”) and our electronic filings with the SEC (including our Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports) are available free of charge on the SEC’s website at http://www.sec.gov. You can also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, except as required by law. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $4.3 million from the sale of the shares of common stock offered in this offering, or approximately $5.0 million if the underwriters exercise their over-allotment option in full, based on an assumed public offering price of $0.83 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 1, 2019) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Each $0.50 increase (decrease) in the assumed public offering price of $0.83 per share (last reported sale price of our common stock on the Nasdaq Capital Market on August 1, 2019) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $2.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $0.8 million, assuming the public offering price stays the same. An increase of 1,000,000 in the number of shares we are offering, together with a $0.50 increase in the assumed public offering price of $0.83 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 1, 2019), would increase the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $4.0 million. A decrease of 1,000,000 in the number of shares we are offering, together with a $ 0.50 decrease in the assumed public offering price of $0.83 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 1, 2019), would decrease the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $3.1 million. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

We currently expect to use the net proceeds from this offering to repay our outstanding Convertible Notes to the extent not converted into shares of common stock and to fund production. We have engaged in discussions with the holders of the Convertible Notes regarding the potential extension of the maturity date of the Notes, which could also include a reduction in the conversion price of the Convertible Notes and/or a reduction in the exercise price of existing outstanding warrants held by the holders of the Convertible Notes. There can be no assurance that we will enter into any agreements with such holders of the Convertible Notes. If we do not reach any agreement to extend the maturity date of some or all of the Convertible Notes, we may use the net proceeds from this offering to repay the Convertible Notes in full, that currently have a principal balance of $4.5 million.

Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Although we may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, we have no current understandings, agreements or commitments to do so.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not expect to pay any cash dividends on our common stock for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operations, contractual restrictions, capital requirements, business properties, restrictions imposed by applicable law and other factors our board of directors may deem relevant.

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CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2019:

•	on an actual basis; and

•	on an as-adjusted basis to reflect the issuance and sale by us of 6,024,097 shares of our common stock in this offering at the assumed public offering price of $0.83 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 1, 2019), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

You should read this information together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which are incorporated by reference in this prospectus, and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of March 31, 2019
	Actual	As Adjusted
	(unaudited)
	(in thousands, except per share data)
Cash and Cash Equivalents	$4,030,354	$8,326,051
Other Long-Term Liabilities	$7,837,983	$7,837,983
Stockholders’ Equity
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, respectively; 2,120 shares issued and outstanding,	$2	$2
Common Stock, $0.001 par value, 233,333,334 shares authorized, 10,432,718 and 16,456,815 shares issued and outstanding, respectively	10,433	16,457
Additional Paid in Capital	66,798,711	71,088,384
Accumulated Deficit	(56,036,514)	(56,036,514)
Accumulated Other Comprehensive Loss	(5,118)	(5,118)
Total Stockholders’ Equity	$10,767,514	$15,063,211

Each $0.50 increase (decrease) in the assumed public offering price of $0.83 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 1, 2019) would increase (decrease) the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $2.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares offered by us would increase (decrease) cash and cash equivalents, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $0.8 million, assuming the assumed public offering price of $0.83 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 1, 2019) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each 1,000,000 share increase in the number of shares offered by us together with a concomitant $0.50 increase in the assumed public offering price of $0.83 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 1, 2019) would increase each of cash and cash equivalents and total stockholders’ equity by approximately $4.0 million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. Conversely, each 1,000,000 share decrease in the number of shares offered by us together with a concomitant $0.50 decrease in the assumed public offering price of $0.83 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on August 1, 2019) would decrease each of cash and cash equivalents and total stockholders’ equity by approximately $3.1 million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

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The number of shares of our common stock to be outstanding upon completion of this offering is based on 10,432,718 shares of common stock outstanding at March 31, 2019 and excludes:

•	2,554,217 shares of Common Stock issuable upon conversion of 2,120 shares of Series A Convertible Preferred Stock at a conversion price of $0.83 based on an assumed public offering price of $0.83 per share;

•	1,340,415 shares of Common Stock issuable upon exercise of outstanding stock options to purchase our Common Stock at a weighted average exercise price of $7.14 per share;

•	826,252 shares of Common Stock reserved for future issuance under our 2015 Incentive Plan and 2015 Amended Incentive Plan;

•	11,291,175 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.05;

•	2,970,297 shares of Common Stock issuable upon conversion of outstanding Convertible Notes as defined below) with a conversion price of $1.515 per share; and

•	1,800,000 shares of Common Stock issuable upon the exercise of the warrants issued in connection with the Amendment.

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DILUTION

If you invest in our securities, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after giving effect to this offering.

Our net tangible book value as of March 31, 2019 was $16,664,621 or approximately $1.60 per share of common stock, based upon 10,432,718 shares outstanding as of March 31, 2019. After giving effect to the sale of the shares of common stock in this offering at the assumed public offering price of $0.83 per share and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma net tangible book value at March 31, 2019 would have been approximately $20,960,318 or $1.27 per share. This represents an immediate decrease in pro forma net tangible book value of approximately $0.33 per share to our existing stockholders, and an immediate increase in net tangible book value of $0.44 per share to investors purchasing securities in this offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per share		$0.83
Net tangible book value per share as of March 31, 2019	$1.60
Decrease in net tangible book value per share attributable to this offering	$0.33
Pro forma net tangible book value per share after this offering		$1.27
Increase in net tangible book value per share to new investors in this offering		$0.44

The information above assumes that the underwriter does not exercise its over-allotment option. If the underwriter exercises its over-allotment option in full, the pro forma net tangible book value to $1.25 per share, representing an immediate decrease to existing stockholders of $0.35 per share and an immediate increase in net tangible book value of $0.42 per share to new investors. If any shares are issued upon exercise of outstanding options or warrants, or conversion of outstanding convertible preferred stock, new investors will experience further dilution.

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MARKET FOR OUR COMMON STOCK

Market Information

Our common stock began trading on the Nasdaq Capital Market under the symbol “GNUS” on November 21, 2016. Prior to that, our common stock traded on the OTCQB of the OTC Markets Group Inc. under the same symbol.

The last reported closing price for our common stock on the Nasdaq Capital Market on August 1, 2019 was $0.83 per share.

principal Stockholders

As of August 2, 2019, the number of shares of common stock outstanding was 10,505,990. As of August 2, 2019, there were approximately 180 record holders of our shares of issued and outstanding common stock. This number does not include persons or entities that hold their stock in nominee or “street” name through various brokerage firms.

The following table shows the beneficial ownership of shares of our $0.001 par value common stock as of August 2, 2019 known by us through transfer agent and other records held by: (i) each person who beneficially owns 5% or more of the shares of common stock then outstanding; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current directors and executive officers as a group.

The information in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. To our knowledge and unless otherwise indicated, each stockholder has sole voting power and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable. Percentage ownership is based on 10,505,990 shares of common stock outstanding as of August 2, 2019. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o 8383 Wilshire Blvd. Suite 412, Beverly Hills, CA 90211.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
Directors and Named Executive Officers
Andy Heyward	2,072,335	(2)	18.49%
Gregory B. Payne	–		–
Robert L. Denton	28,363	(12)	*
Michael Klein	241,007	(18)	2.25%
Bernard Cahill	29,230	(3)	*
Joseph “Gray” Davis	11,251	(4)	*
P. Clark Hallren	11,251	(4)	*
Michael Jaffa	28,363	(13)	*
Margaret Loesch	11,251	(4)	*
Lynne Segall	11,251	(4)	*
Anthony Thomopoulos	11,366	(5)	*

All current executive officers and directors as a group (consisting of 10 persons)	2,455,658		21.44%

5% Stockholders
A Squared Holdings LLC	990,728		9.43%
Bard Associates, Inc. (6)	649,935	(7)	6.19%
Brio Capital Management LLC (8)	1,131,113	(9)	9.94%
Anson Investments Master Fund, LP (10)	1,114,234	(11)	9.99%
Michael Maliani (14)	628,302	(15)	5.98%
Iroquois Capital Management LLC and related entities (16)	1,147,627	(17)	9.99%

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* Indicates ownership less than 1%

(1)	Applicable percentage ownership is based on 10,505,990 shares of common stock outstanding as of August 2, 2019, together with securities exercisable or convertible into shares of common stock within 60 days of August 2, 2019. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of August 2, 2019 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the number of shares beneficially owned and percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Consists of (i) 990,728 shares of common stock held by A Squared Holdings LLC over which Andy Heyward holds sole voting and dispositive power; (ii) 87,719 shares of common stock issuable upon conversion of 100 shares of the Company’s Series A Convertible Preferred Stock; (iii) 377,237 shares of common stock held by Andy Heyward; (iv) 1,234 shares held by Heyward Living Trust; (v) 166,667 shares issuable upon exercise of warrants held by Andy Heyward; (vi) 448,750 shares of common stock issuable now or within 60 days of August 2, 2019, upon the exercise of stock options granted to Andy Heyward.

(3)	Includes (i) 13,812 shares of common stock owned directly by Bernard Cahill; (ii) 4,167 shares of common stock owned by Mr. Cahill’s spouse, and (iii) 11,251 shares of common stock issuable now or within 60 days of August 2, 2019 upon the exercise of stock options granted to Mr. Cahill.

(4)	Consists of 11,251 shares of common stock issuable now or within 60 days of August 2, 2019 upon the exercise of stock options granted.

(5)	Consists of (i) 115 shares of common stock and (ii) 11,251 shares of common stock issuable now or within 60 days of August 2, 2019 upon the exercise of stock options granted to Mr. Thomopoulos.

(6)	The address of this beneficial owner is 135 South LaSalle Street, Suite 3700, Chicago, Illinois 60603. Bard Associates, Inc. has the sole voting and dispositive power over the shares. This beneficial owner acts as an investment adviser in accordance with Section 340.13d-1(b)(1)(ii)(E).

(7)	Consists of (i) 649,935 shares of common stock and (ii) 300,014 shares issuable upon exercise of warrants. The warrants may not be exercised to the extent that the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company after such exercise. The number of shares deemed beneficially owned is limited accordingly.

(8)	The address of this beneficial owner is 100 Merrick Road, Suite, 401 W. Rockville Center, NY 11570. Brio Capital Master Fund Ltd. has sole voting and dispositive power over the shares.

(9)	Includes shares of common stock, shares of common stock issuable upon conversion of Series A Convertible Preferred Stock, and shares of common stock issuable upon exercise of certain warrants held by Brio Capital Master Fund Ltd. This stockholder owns (i) 262,922 shares of common stock, (ii) 300 shares of the Company’s Series A Convertible Preferred Stock which are convertible into 263,158 shares of common stock, (iii) 330,033 shares upon the conversion of the $500,000 of Senior Convertible Notes and (iv) warrants which are exercisable into 766,667 shares of common stock. The Series A Convertible Preferred Stock and the Senior Convertible Notes may not be converted to the extent that the holder or any of its affiliates would own more than 9.99% of the outstanding common stock of the Company after such conversion, and the Series A Convertible Preferred Stock may not be voted to the extent that the holder or any of its affiliates would control more than 9.99% of the voting power of the Issuer. The number of shares deemed beneficially is limited accordingly. The warrants may not be exercised to the extent that the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company after such exercise. The number of shares deemed beneficially owned is limited accordingly.

(10)	The address of this beneficial owner is 155 University Avenue, Suite 207, Toronto, Ontario, Canada, M5H 3B7. Anson Investments Master Fund LP has sole voting and dispositive power over the shares.

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(11)	Includes (i) 460,734 shares of common stock (ii) 1,188,119 shares of common stock issuable upon the conversion of $1,800,000 of Senior Convertible Notes and (iii) 4,181,789 shares of common stock issuable upon exercise of certain warrants held by Anson Investments Master Fund, LP. The Convertible Notes may not be converted to the extent that the holder or any of its affiliates would own more than 9.99% of the outstanding common stock of the Company after such conversion. The warrants may not be exercised to the extent that the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company after such exercise. The number of shares deemed beneficially owned is limited accordingly.

(12)	Consists of 28,363 shares of common stock issuable upon exercise of stock options granted to Mr. Denton on June 7, 2018.

(13)	Consists of 28,363 shares of common stock issuable upon exercise of stock options granted to Mr. Jaffa on June 7, 2018.

(14)	The address of this beneficial owner is 6066 Moonrise Lane, Freeland, Washington 98249.

(15)	Consists of shares of common stock.

(16)	The address of this beneficial owner is 205 East 42nd Street, 20th Floor, New York, New York 10017. Based on the Schedule 13G jointly filed with the SEC by Iroquois Capital Management L.L.C. (“Iroquois”), Richard Abbe and Kimberly Page on February 14, 2019.

(17)	Consists of (i) 160,101 shares of common stock, (ii) 210,526 shares of common stock issuable upon conversion of 240 shares of Series A Convertible Preferred Stock, (iii) 445,545 shares of common stock issuable upon the conversion of $675,000 of Senior Secured Convertible Notes and (iv) 1,036,858 shares of common stock issuable upon the exercise of certain warrants. The Series A Convertible Preferred Stock and the Senior Secured Convertible Notes may not be converted to the extent that the holder or any of its affiliates would own more than 9.99% of the outstanding common stock of the Company after such conversion. The Series A Convertible Preferred Stock may not be voted to the extent that the holder or any of its affiliates would control more than 9.99% of the voting power of the Issuer. The number of shares deemed beneficially is limited accordingly. The warrants may not be exercised to the extent that the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company after such exercise. The number of shares deemed beneficially owned is limited accordingly.

(18)	Consists of (i) 55,000 shares of common stock; (ii) 66,007 shares of common stock, shares of common stock issuable upon the conversion of $100,000 of Senior Secured Convertible Notes 66,007 and (iii) 120,000 shares of common stock issuable upon exercise of certain warrants.

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Commission regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control. Described below are certain transactions or relationships between us and certain related persons.

On April 21, 2016, the Company entered into a merchandising and licensing agreement with Andy Heyward Animation Art (“AHAA”), whose principal is Andy Heyward, the Company’s Chief Executive Officer. The Company entered into a customary merchandise license agreement with AHAA for the use of characters and logos related to Warren Buffett’s Secret Millionaires Club and Stan Lee’s Mighty 7 in connection with certain products to be sold by AHAA. The terms and conditions of such license are customary within the industry, and the Company earns an arm-length industry standard royalty on all sales made by AHAA utilizing the licensed content. No amounts were earned during the year ended December 31, 2018, under this agreement.

On July 25, 2016, the Company entered into a consulting agreement with Foothill Entertainment, Inc. (“Foothill”), an entity whose Chairman is Gregory Payne, our former corporate secretary. The Company has engaged Foothill Entertainment, Inc. for a term of six months to assist in the distribution and commercial exploitation of its audiovisual content as well as for the preparation and attendance on behalf of the Company at the MIPJR and MIPCOM markets in Cannes. Foothill receives $12,500 per month for these services. This agreement was extended on a month-to-month basis through and terminated on January 31, 2018. As of March 31, 2018, Foothill owed the Company $17,784 that Foothill collected on the Company’s behalf for a content license. Greg Payne owed the Company $2,939 for expenses. These amounts were repaid on April 30, 2018.

On October 1, 2016, Llama Productions LLC entered into an animation production services agreement with Mr. Heyward for services as a producer for which he is to receive $186,000 through the course of production of the Company’s animated series Llama Llama. From October 1, 2016 through December 31, 2017, Mr. Heyward has been paid $186,000. No amounts were paid during the year ended December 31, 2018 under this agreement.

As of December 31, 2017, Gregory B. Payne, individually and via his ownership position in Foothill, owed to the Company $5,558 for expenditures made during the fourth quarter of 2017 related to the Brand Licensing Europe (“BLE”) and MIPCOM tradeshows. In addition, during the fourth quarter of 2017, Foothill acted as an agent on the Company’s behalf in licensing certain of our animated programs to certain broadcast networks for which Foothill owed to the Company $7,517 in license fees to be paid by the broadcaster to Foothill. Subsequent to the end of the period, the Company received a payment of $7,517 from Foothill as satisfaction of the open licensing invoice. Additionally, on February 28, 2018, Mr. Payne and the Company entered into an agreement whereby, among other things, Mr. Payne was entitled to be reimbursed for 100% of his expenses incurred at the BLE and MIPCOM tradeshows resulting in the Company owning to Mr. Payne $827. As of December 31, 2018, Gregory B. Payne, no amounts are due to or from Mr. Payne or Foothill.

On August 31, 2018, Llama Productions LLC entered into an animation production services agreement with Mr. Heyward for services as a producer for which he is to receive $124,000 through the course of production of the Company’s animated series Llama Llama. Season 2. As of December 31, 2018, Mr. Heyward is owed $43,510, which is included in the Due To Related Party line item in our consolidated balance sheet.

Pursuant to his employment agreement dated November 16, 2018, Mr. Heyward is entitled to an Executive Producer fee of $12,400 per half hour episode for each episode her provides services as an executive producer. The first identified series under this employment agreement is Rainbow Rangers. As of December 31, 2018, nineteen half hours had been delivered and accordingly Mr. Heyward is owed $235,600, which is included in the Due To Related Party line item in our consolidated balance sheet.

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

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DESCRIPTION OF OUR CAPITAL STOCK

General

Our authorized capital stock consists of 243,333,334 shares of capital stock, of which 233,333,334 are shares of common stock, par value $0.001 per share, and 10,000,000 are shares of preferred stock, par value $0.001.

Capital Stock Issued and Outstanding

As of August 2, 2019, we have issued and outstanding:

•	10,505,990 shares of common stock; and

•	2,120 shares of Series A Convertible Preferred Stock which are convertible into 1,859,649 shares of common stock (subject to adjustment for this offering).

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Our Bylaws provide that at all meetings of the stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law, the Articles of Incorporation or the Bylaws, a majority of the votes cast at a meeting of the stockholders shall be necessary to authorize any corporate action to be taken by vote of the stockholders. A “plurality” means the excess of the votes cast for one candidate over any other. When there are more than two competitors for the same office, the person who receives the greatest number of votes has a plurality.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series A Convertible Preferred Stock

We have designated 6,000 shares of preferred stock as Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible into shares of our common stock based on a conversion calculation equal to the Base Amount divided by the conversion price. The Base Amount is defined as the sum of (i) the aggregate stated value of the Series A Convertible Preferred Stock to be converted and (ii) all unpaid dividends thereon. The stated value of each share of the Series A Convertible Preferred Stock is $1,000 and the initial conversion price was $6.00 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. Additionally, in the event we issue shares of our common stock or common stock equivalents at a per share price that is lower than the conversion price then in effect, the conversion price shall be adjusted to such lower price, subject to certain exceptions. Any reduction in the conversion price could result in substantial dilution to our then-existing common stockholders as well as give rise to a beneficial conversion feature reported on our statement of operations.

Accordingly, the conversion price of the Series A Convertible Preferred Stock had been adjusted downwards multiple times in connection with various equity financings. The conversion price of the Series A Convertible Preferred Stock is currently $1.14. We are prohibited from effecting a conversion of the Series A Convertible Preferred Stock to the extent that as a result of such conversion, the holder would beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of our common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock possess no voting rights.

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Warrants

The Company has warrants outstanding to purchase up to 11,291,175 shares as of August 2, 2019.

In connection with the sale of the Company’s Series A Convertible Preferred Stock in May 2014, Chardan Capital Markets LLC (“Chardan”) acted as sole placement agent in consideration for which it received a cash fee of $535,000 and a warrant to purchase up to 100,002 shares of the Company’s common stock. These warrants are exercisable immediately, have an exercise price of $6.00 per share, and have a five-year term.

In connection with the 2015 Private Placement, the Company issued to accredited investors warrants to purchase up to an aggregate of 1,443,362 shares of common stock for a purchase price of $3.00 per share (the “Original Warrants”). The Original Warrants are exercisable into shares of common stock for a period of five (5) years from issuance at an initial exercise price of $3.30 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. The Original Warrants are exercisable immediately. The Company is prohibited from effecting an exercise of the warrants to the extent that as a result of such exercise, the holder would beneficially own more than 4.99% (subject to increase up to 9.99% upon 61 days’ notice) in the aggregate of the issued and outstanding shares of common stock, calculated immediately after giving effect to the issuance of shares of common stock upon exercise of the warrant.

In connection with the 2015 Private Placement, Chardan acted as sole placement agent in consideration for which it received a cash fee of $300,000 and a warrant to purchase up to 141,668 shares of the Company’s common stock. These warrants are exercisable immediately, have an exercise price of $3.60 per share, and have a five-year term.

On February 9, 2017, the Company entered into the Private Transaction pursuant to a warrant exercise agreement with certain holders of the Original Warrants (the “Warrant Exercise Agreement”). Pursuant to the Warrant Exercise Agreement, the holders of the Original Warrants and the Company agreed that such Original Warrant holders would exercise their Original Warrants in full, and the Company would issue to each such holder new warrants, with the new warrants being identical to the Original Warrants except that the termination date of such new warrants is February 10, 2022 (the “Reload Warrants”). In addition, depending on the number of Original Warrants exercised by all holders of the Original Warrants, the Company also agreed to issue to the holders another new warrant, identical to the Original Warrant except that the exercise price of such warrant is $5.30 and such warrant is not exercisable until August 10, 2017 (the “Market Price Warrants” and together with the Reload Warrants, the “New Warrants”).

The Company received gross proceeds of $3,866,573 from the exercise of the Original Warrants and issued Reload Warrants to purchase an aggregate of 799,991 shares of the Company’s common stock and Market Price Warrants to purchase an aggregate of 371,699 shares of the Company’s common stock. In association with the Private Transaction, the Company recorded warrant exchange expense of $1,402,174 representing the difference in the fair market value of the Original Warrants and the New Warrants, as an adjustment to additional paid - capital.

Chardan acted as financial advisor on the Private Transaction in consideration for which Chardan received $363,617 and Chardan and its designees were New Warrants for 115,000 shares of the Company’s common stock.

On October 3, 2017, the Company sold, in a registered direct offering, 1,647,691 shares of common stock at an offering price of $3.90 per share and, in a concurrent private placement, warrants to purchase an aggregate of 1,647,691 shares of common stock for gross proceeds of approximately $6,425,995 before deducting the placement agent fee and related offering expenses.

On January 10, 2018, the Company issued warrants for 592,000 shares of the Company’s common stock in connection with the January 2018 Private Placement. The warrants were issued to the parties who purchased the Company’s common stock, as well as to Chardan and its designees who acted as placement agents of the deal. The warrants expire in five years and were exercisable immediately at an exercise price of $3.00 per share.

On August 17, 2018, the Company issued warrants for 1,800,000 shares of the Company’s common stock in conjunction with the August 17, 2018 Securities Purchase Agreement. The warrants were issued to the parties who purchased the Company’s Secured Convertible Notes. The Warrants are not exercisable until after six months from the date of issuance and expire five and half years from the date of issuance. The Warrants have an exercise price of $3.00 per share. In the event of a “Fundamental Transaction” (as defined in the Warrants), the Investors have the right to receive the value of the Warrants as determined in accordance with the Black Scholes option pricing model. The Warrants are considered indexed to the Company’s own stock pursuant to ASC 815-40. The Warrants also met additional equity classification requirements and accordingly are accounted for as part of Company’s equity.

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On February 19, 2019, the Company entered into a securities purchase agreement with a certain accredited investor pursuant to which we sold 945,894 shares of common stock and warrants to purchase up to 945,894 shares of our common stock, or the registered warrants, to such investor (the “February 2019 Offering”). The Company received $1,757,552 in net proceeds from this offering. Each share of common stock was accompanied by a registered warrant to purchase one share of common stock at an exercise price of $2.12. Each share of common stock and accompanying registered warrant were sold at a combined purchase price of $2.12. The shares of common stock and registered warrants were purchased together and were issued separately and were immediately separable upon issuance. In a concurrent private placement, the Company also sold to the purchaser in the February 2019 Offering, warrants to purchase up to 945,894 shares of our common stock, or the private warrants.

In connection with the February 2019 Offering and concurrent private placement, we entered into an amendment, waiver and consent agreement, or the “February Amendment, Waiver and Consent Agreement,” with certain holders of our 10% Secured Convertible Notes due August 20, 2019 (the “Convertible Notes”), which were issued pursuant to a securities purchase agreement, dated August 17, 2018, by and among the Company and the purchasers identified on the signature pages thereto, or the notes purchase agreement. Pursuant to the February Amendment, Waiver and Consent Agreement, such holders agreed to amend the notes purchase agreement, waive any applicable rights and remedies under the notes purchase agreement, and consent to the February 2019 Offering and concurrent private placement. In consideration for such February Amendment, Waiver and Consent Agreement, we agreed to issue such holders warrants to purchase up to an aggregate amount of 1,800,000 shares of our common stock. Such warrants have an exercise price of $2.55 per share, will become exercisable commencing six months and one day from the date of issuance and will expire five (5) years from the date of issuance.

In connection with this offering, we entered into an amendment, waiver and consent agreement, or the “Amendment,” with certain holders constituting (i) a majority-in-interest of the holders of our Convertible Notes, which were issued pursuant to a securities purchase agreement, dated as of August 17, 2018 and as amended on February 14, 2019, by and among the Company and the purchasers identified on the signature pages thereto (the “August 2018 Purchase Agreement”) and (ii) 51% in interest of the shares of common stock issued pursuant to a Securities Purchase Agreement, dated as of January 8, 2018, by and among the Company and the purchasers identified on the signature pages thereto (the “January 2018 Purchase Agreement”). Pursuant to the Amendment, such holders have agreed to amend the August 2018 Purchase Agreement and the January 2018 Purchase Agreement, waive any applicable rights and remedies under the August 2018 Purchase Agreement and the January 2018 Purchase Agreement, and consent to this offering. In consideration for such Amendment, we agreed to reduce the conversion price of the Convertible Notes from $2.50 per share to an amount equal to $1.515 and issue all of the purchasers under the August 2018 Purchase Agreement warrants to purchase up to an aggregate amount of 1,800,000 shares of our common stock. Such warrants have an exercise price of $1.14 per share, will become exercisable commencing six (6) months and one day from the date of issuance and will expire five (5) years from the date of issuance.

Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, or an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33 1/3%;

•	33 1/3% or more but less than or equal to 50%; or

•	more than 50%.

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The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our Articles of Incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

•	does business in Nevada directly or through an affiliated corporation.

On November 20, 2013, we amended our bylaws to provide that the provisions of NRS 78.378 and 78.3793 (“Acquisition of a Controlling Interest”) shall not apply to the Company or to any acquisition of a controlling interest in the Company by any existing or future stockholder.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of March 31, 2019, we had 176 stockholders of record, not including persons or entities that hold our stock in nominee or “street name” through various brokerage firms.

A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder first became an interested stockholder, unless either (i) the combination or transaction by which the interested stockholder first became an interested stockholder is approved by the board of directors before the interested stockholder first became an interested stockholder, or (ii) the combination is approved by the board of directors and by the affirmative vote of the corporation’s stockholders representing at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the interested stockholder’s affiliates. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors of the combination or transaction by which the interested stockholder first became an interested stockholder before the person became an interested stockholder, or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•	the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or within two years immediately before, or in the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

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Articles of Incorporation and Bylaws

Pursuant to our Articles of Incorporation, the existence of authorized but unissued common stock and undesignated preferred stock may enable our board of directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Articles of Incorporation grant our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598.

Nasdaq Capital Market Listing

Our common stock is publicly traded on the Nasdaq Capital Market under the symbol “GNUS.”

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UNDERWRITING

Aegis Capital Corp. is acting as the lead managing underwriter and as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name of Underwriter	Number of Shares
Aegis Capital Corp

Total

The underwriters are committed to purchase all the shares of common stock offered by this prospectus if they purchase any shares of common stock. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased, or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock covered by the underwriters’ option to purchase additional shares of common stock described below. The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Andy Heyward, the Company’s CEO and board member has indicated an interest in purchasing up to an aggregate of approximately $500,000 in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares of common stock in this offering to this individual, or this individual may determine to purchase more, fewer or no shares of common stock in this offering.

Over-Allotment Option

We have granted the underwriters an option exercisable for up to 45 days after the date of the underwriting agreement, to purchase up to 903,615 shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised, and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.

Discount and Commissions

We have agreed to pay the underwriters a cash fee equal to eight percent (8%) of the aggregate gross proceeds.

The Representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the Representative may offer some of the shares to other securities dealers at such price less a concession of up to $ per share. After the offering to the public, the offering price and other selling terms may be changed by the Representative without changing the Company’s proceeds from the underwriters’ purchase of the shares.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares.

Total
	Per Share	Without Over- Allotment Option	With Over- Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

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We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $304,000, all of which are payable by us. This figure includes expense reimbursements we have agreed to pay the Representative for reimbursement of its expenses related to the offering up to a maximum aggregate expense allowance of $125,000, for which we have paid a $50,000 advance, which will be returned to us to the extent not offset by actual expenses.

Determination of Offering Price

Before this offering, there has been a very limited public market for our common stock. Accordingly, the public offering price will be negotiated between us and the representative. Among the factors to be considered in these negotiations are:

•	the prospects for our company and the industry in which we operate;

•	our past and present financial and operating performance;

•	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;

•	the prevailing conditions of U.S. securities markets at the time of this offering; and

•	other factors deemed relevant.

Lock-Up Agreements

We and each of our officers, directors, affiliates and certain existing stockholders aggregating at least 5% of our outstanding shares have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of ninety (90) days from the date of this offering without the prior written consent of the Representative.

The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Pursuant to the underwriting agreement, we have also agreed, for a period of ninety (90) days from the date of the offering, that we will not, subject to specified exempt issuances, file or cause to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company. Notwithstanding the foregoing, the Company shall not be prohibited by the lock-up if it seeks financing in excess of $100,000,000 to facilitate a merger or acquisition (each, an “Exempt Transaction”), provided that the Company shall use good faith efforts to include the Representative in the Exempt Transaction and in any case the Representative shall be paid a minimum of $200,000 in fees, or the Company shall pay the Representative an amount equivalent to $200,000 less the fess, if any, that the Representative earned from the Exempt Transaction.

Right of First Refusal

According to the terms of the underwriting agreement, the Representative shall have the right of first refusal, for a period of twelve (12) months from the commencement of sales of the offering, to act as lead managing underwriter and sole book runner and/or lead placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings. The Representative will waive the foregoing right of first refusal if the Company seeks an Exempt Transaction, provided that the Company shall use good faith efforts to include the Representative in the Exempt Transaction and in any case the Representative shall be paid a minimum of $200,000 in fees, or the Company shall pay the Representative an amount equivalent to $200,000 less the fess, if any, that the Representative earned from the Exempt Transaction.

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Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Electronic Offer, Sale and Distribution of Shares.

A prospectus in electronic format may be made available on a website maintained by the Representative and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

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Certain Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees, however, except for the right of first refusal disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of Genius Brands International, Inc. as of December 31, 2018 and 2017 and for the years then ended incorporated by reference herein have been audited by Squar Milner LLP, an independent registered public accounting firm, as stated in their report thereon, and have been incorporated by reference herein in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Nevada law. We also maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. You can read our SEC filings over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.gnusbrands.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information found on our website is not part of this prospectus.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus until the termination of the offering of all of the securities registered pursuant to the registration statement of which this prospectus is a part (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on April 1, 2019;

2.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed on May 15, 2019;

3.	Definitive Proxy Statement on Schedule 14A filed on May 8, 2019;

4.	Current Reports on Form 8-K filed on January 3, 2019, February 15, 2019, March 7, 2019, March 18, 2019, June 17, 2019 and July 22, 2019; and

5.	The description of our common stock contained in our Form 8-A filed on November 18, 2016.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (310) 373-4222 or by writing to us at the following address:

Genius Brands International, Inc.

8383 Wilshire Blvd., Suite 412

Beverly Hills, CA 90211

Attn: Robert Denton

We maintain a website at http://www.gnusbrands.com. You may access our definitive proxy statements on Schedule 14A, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and periodic amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, in any other subsequently filed document that also is or is deemed to be incorporated by reference herein and in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

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6,024,097 shares

Common Stock

PROSPECTUS

, 2019

Aegis Capital Corp.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

Item	Amount to be paid
SEC registration fee	$697
FINRA filing fee	1,250
Printing and engraving expenses	10,000
Legal fees and expenses	150,000
Accounting fees and expenses	10,000
Underwriter’s expenses	125,000
Miscellaneous fees and expenses	6,053
Total	$304,000

Item 14. Indemnification of Directors and Officers

The Nevada Revised Statutes provide that:

•	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

•	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•	to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

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The Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our stockholders;

•	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	by court order.

Our bylaws provide that our company shall indemnify each director, officer, and employee of our company, (i) against all the expenses (including attorneys’ fees, court costs and expert witness fees), judgments, decrees and fines actually paid in settlement in connection with any action, suit or proceeding, provided that the Board shall first have determined, in its sole judgment, that the person acted in good faith and in a manner that he or she reasonably believed to be in the best interests of the company. Our bylaws also provide that our company may, in its discretion, pay the expenses (including attorneys’ fees) incurred in defending proceeding civil action, suit or proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the bylaws.

Item 15. Recent Sales of Unregistered Securities

On January 27, 2016, the Company issued 20,000 shares of the Company’s common stock as a conversion of 60 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On March 1, 2016, the Company issued 8,334 shares of the Company’s common stock pursuant to the conversion of 25 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On March 12, 2016, the Company issued 10,000 shares of the Company’s common stock valued at $2.40 per share as part of a settlement agreement with an entity that had provided music production services to the Company. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On April 15, 2016, the Company issued 25,000 shares of the Company’s Common Stock pursuant to the conversion of 75 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On April 25, 2016, the Company issued 16,667 shares of the Company’s Common Stock pursuant to the conversion of 50 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On May 4, 2016, we issued to our Chief Executive Officer, Andrew Heyward, 79,561 shares of common stock valued at $5.16 per share, the day’s closing stock price, in satisfaction of short term cash advances totaling $410,535. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

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On May 5, 2016, the Company issued 41,667 shares of the Company’s Common Stock pursuant to the conversion of 125 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On June 1, 2016, the Company issued 16,667 shares of common stock for the exercise of 16,667 warrants each with an exercise price of $3.30 for total cash proceeds of $55,000. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On June 17, 2016, the Company issued 8,334 shares of common stock for the exercise of 8,334 warrants each with an exercise price of $3.30 for total cash proceeds of $27,500. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On July 5, 2016, the Company issued 5,000 shares of common stock for the exercise of 5,000 warrants each with an exercise price of $3.30 for total cash proceeds of $16,500. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On July 19, 2016, the Company issued 2,500 shares of common stock valued at $6.00 per share, the day’s closing stock price, to a vendor for services rendered. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On July 22, 2016, the Company issued 3,334 shares of common stock for the exercise of 3,334 warrants each with an exercise price of $3.30 for total cash proceeds of $11,000. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On December 19, 2016, the Company issued 20,000 shares of the Company’s Common Stock pursuant to the conversion of 60 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On January 10, 2017, the Company entered into an amendment of its home entertainment distribution agreement with Sony Pictures Home Entertainment Inc. (“SPHE”) pursuant to which, among other things, SPHE agreed to pay $1,489,583 which was owed and payable by the Company to SPHE’s sister company Sony DADC US Inc. for certain disk manufacturing and replication services. In connection with such transaction, the Company issued SPHE 301,231 shares of its Common Stock at $4.945 per share, SPHE’s exclusive territory for exercising its home entertainment distribution rights under the Distribution Agreement was extended from the United States and Canada to worldwide, and the amount of advances subject to recoupment by SPHE out of royalty payments that would otherwise be due to the Company under the Distribution Agreement was increased by the amount of the payment to Sony DADC US Inc. In connection with the above issuance of our shares, the Company entered into a subscription agreement with SPHE, effective as of January 17, 2017.

On January 13, 2017, the Company issued 20,000 shares of the Company’s Common Stock pursuant to the conversion of 60 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On January 17, 2017, the Company issued 10,112 shares of our Common Stock valued at $4.945 per share to a consultant for services rendered. The securities referenced above were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On January 23, 2017, the Company issued 80,000 shares of the Company’s Common Stock pursuant to the conversion of 240 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

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On February 9, 2017, the Company entered into a private transaction pursuant to a Warrant Exercise Agreement (the “Agreement”) with certain holders of the Company’s existing warrants (the “Original Warrants”). The Original Warrants were originally issued on November 3, 2015, to purchase an aggregate of 1,443,334 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $3.30 per share and were to expire on November 3, 2020. Pursuant to the Agreement, the holders of the Original Warrants exercised their Original Warrants in full and the Company issued to each such holder new warrants, with the new warrants being identical to the Original Warrants except that the termination date of such new warrants is February 10, 2022 (the “Reload Warrants”). In addition, the Company also issued to the holders another new warrant, identical to the Original Warrant except that the exercise price of such warrant is $5.30, such warrant became exercisable on August 10, 2017 (the “Market Price Warrants” and together with the Reload Warrants, the “New Warrants”). The New Warrants were not registered under the Securities Act or state securities laws. The New Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act.

On February 9, 2017, the Company issued 50,000 shares of the Company’s Common Stock pursuant to the conversion of 150 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On March 14, 2017, the Company issued 8,410 shares of Common Stock valued at $5.95 per share to a consultant for services rendered. The securities referenced above were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On April 13, 2017, the Company issued 35,000 shares of the Company’s Common Stock pursuant to the conversion of 105 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On April 26, 2017, the Company issued 70,000 shares of the Company’s Common Stock pursuant to the conversion of 210 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On April 28, 2017, the Company issued 70,000 shares of the Company’s Common Stock pursuant to the conversion of 210 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On May 9, 2017, the Company issued 70,000 shares of the Company’s Common Stock pursuant to the conversion of 210 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On August 1, 2017, the Company issued 35,000 shares of the Company’s Common Stock pursuant to the conversion of 105 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On August 1, 2017, the Company issued 6,012 shares of Common Stock valued at $4.99 per share to a consultant for services rendered. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On October 3, 2017, the Company issued warrants to purchase 1,647,691 shares of Common Stock. The issuance and sale of these warrants were exempt from registration pursuant to Section 4(a)(2) of the Securities Act. They are being registered for resale by the selling security holders pursuant to this Registration Statement.

On November 1, 2017, the Company issued 25,000 shares of the Company’s Common Stock pursuant to the conversion of 75 shares of Series A Convertible Preferred Stock at a conversion price of $3.00. These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

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On January 8, 2018, the Company entered into a Securities Purchase Agreement with certain accredited investors pursuant to which the Company sold approximately $1,800,000 of common stock and warrants to such investors (the “January 2018 Private Placement”). The Company issued and sold warrants to purchase 592,000 shares of Common Stock at an exercise price of $3.00 per share. In addition, the Company issued to Chardan Capital Markets, LLC, as placement agent, warrants to purchase 93,000 shares of common stock at an exercise price of $3.00 per share. The January 2018 Private Placement is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) the Securities Act and Regulation D under the Securities Act.

On August 17, 2018, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors, pursuant to which the Company issued and sold (the “August 2018 Offering”) (i) an aggregate principal amount of $4.50 million in Secured Convertible Notes (the “Convertible Notes”), convertible into shares of common stock of the Company, par value $0.001 per share, at a conversion price of $2.50 per share and (ii) warrants to purchase 1,800,000 shares of common stock at an exercise price of $3.00 per share. The Convertible Notes, Warrants and the shares of common stock issuable upon conversion and exercise of the Convertible Notes and Warrants were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

In exchange for freelance animation services, the Company issued a total of 643,302 shares of common stock to a vendor in the following three installments, with the shares valued at the closing price of each issuance date: (i) 277,508 shares of common stock, valued at $2.81 per share, on May 7, 2018; (ii) 180,683 shares of common stock, valued at $2.64 per share, on August 13, 2018; (iii) 141,014 shares of common stock, valued at $2.17 per share, on September 18, 2018; and (iv) 44,097 shares of common stock, valued at $2.27, on November 1, 2018. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On October 17, 2018, the Company issued 58,614 shares of the Company’s common stock valued at $2.45 per share to various providers for investor relations services. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On November 15, 2018, the Company issued 23,148 shares of the Company’s common stock valued at $2.16 per share for investor relations services. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On December 31, 2018, the Company issued 60,000 shares of the Company’s common stock valued at $2.16 per as part of a mediation settlement representing participation amounts due. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On January 4, 2019, the Company issued 17,200 shares of the Company’s common stock valued at $2.44 per share for investor relations services. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On January 17, 2019, the Company issued 11,765 shares of the Company’s common stock valued at $2.55 per share for investor relations services. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On February 14, 2019, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a single existing institutional investor named therein (the “Investor”), pursuant to which we agreed to issue and sell, in a registered direct offering directly to the Investor (the “Registered Offering”), an aggregate of 945,894 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company and warrants to purchase up to an aggregate of 945,894 shares of common stock (the “Registered Warrants”) at a purchase price of $2.12 per Share of common stock and accompanying Registered Warrant. Each Registered Warrant will be immediately exercisable on the date of its issuance at an exercise price of $2.12 per share and will expire one (1) year from the date of issuance. In a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), we agreed to issue to the Investor who participated in the Registered Offering warrants (the “Private Warrants” and collectively with the Registered Warrants, the “Warrants”) exercisable for one share of common stock for each Share purchased in the Registered Offering for an aggregate of 945,894 shares of common stock at an exercise price of $2.21 per share. Each Private Warrant will be exercisable commencing six months and one day from the date of issuance and will expire five (5) years from the date it becomes exercisable. In addition, we issued warrants to purchase 1,800,000 shares of common stock (the “Waiver Warrants”) to the holders of the Convertible Notes in consideration for their waiver and consent to consummate the Offerings. The Private Warrants and the Waiver Warrants and the shares of our common stock issuable from time to time upon the exercise of the Private Warrants and the Waiver Warrants were not registered under the Securities Act, were not offered pursuant to a registration statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

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On April 11, 2019, the Company issued 6,012 shares of the Company’s common stock valued at $1.92 per share for advertising consulting services. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On May 2, 2019, the Company issued 10,923 shares of the Company’s common stock valued at $1.95 per share for music production services. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On May 27, 2019, the Company issued 1,087 shares of the Company’s common stock valued at $1.84 per share for animation production services. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On May 28, 2019, the Company issued 25,000 shares of the Company’s common stock valued at $1.84 per share for corporate advisory services. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On July 14, 2019, the Company issued 5,250 shares of the Company’s common stock valued at $1.15 per share to a vendor for consulting services rendered. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On July 16, 2019, the Company issued 25,000 shares of the Company’s common stock valued at $1.13 per share for corporate advisory services. These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On July 22, 2019, in connection with this offering, the Company entered into an amendment, waiver and consent agreement (the “Amendment”) with certain holders constituting (i) a majority-in-interest of the holders of our 10% Secured Convertible Notes due August 20, 2019 (the “Convertible Notes”), which were issued pursuant to a Securities Purchase Agreement, dated as of August 17, 2018 and as amended on February 14, 2019, by and among the Company and certain accredited investors (the “August 2018 Purchasers”) (the “August 2018 SPA”) and (ii) 51% in interest of the shares of Common Stock issued pursuant to a Securities Purchase Agreement, dated as of January 8, 2018, by and among the Company and certain accredited investors (the “January 2018 SPA”). The August 2018 SPA contains a covenant that restricts us from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of common stock or common stock equivalents for an effective per share purchase price of common stock of less than $2.50 per share, subject to adjustment. The January 2018 SPA contains a covenant that restricts us from selling or granting any option to purchase, or selling or granting any right to reprice, or otherwise disposing of or issuing (or announcing any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or common stock equivalents for an effective per share purchase price of common stock of less than $3.00 per share, subject to adjustment. Pursuant to the Amendment, such holders have agreed to amend the August 2018 SPA, the January 2018 SPA and the Convertible Notes, waive any applicable rights and remedies under each of the August 2018 SPA and the January 2018 SPA, and consent to this offering in consideration for (i) a reduction in the conversion price of the Convertible Notes from $2.50 per share to an amount equal to $1.515 and (ii) the issuance to the August 2018 Purchasers of new warrants to purchase the same number of shares of Common Stock that were issued to each August 2018 Purchaser pursuant to the August 2018 SPA (for an aggregate of 1,800,000 shares of Common Stock to all August 2018 Purchasers) at an exercise price per share equal to $1.14 and will become exercisable commencing six (6) months and one day from the date of issuance and will expire five (5) years from the date of issuance. The new warrants and the shares of our Common Stock issuable upon exercise of such warrants were offered in reliance on the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

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Item 16. Exhibits and financial statement schedules

(a)       Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement
2.1	Agreement and Plan of Reorganization between Genius Brands International, Inc., A Squared Entertainment LLC, A Squared Holdings LLC and A2E Acquisition LLC dated November 15, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2013)
3.1	Articles of Incorporation of Genius Brands International Inc., as amended (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2011)
3.2	Bylaws of Genius Brands International, Inc., as amended (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2018)
4.1	Form of Placement Agent Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2014)
4.2	Form of Warrant (November 2015) (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2015)
4.3	Form of Subordinated Indenture (Incorporated by reference from Registration Statement on Form S-3 filed with the SEC on November 25, 2016)
4.4	Form of Reload Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2017)
4.5	Form of Market Price Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2017)
4.6	Form of Investor Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2017)
4.7	Form of Investor Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2018)
4.8	Form of Secured Convertible Note (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2018)
4.9	Form of Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2018)
4.10	Form of Registered Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2019)
4.11	Form of Private Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2019)
4.12	Form of Waiver Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2019)
4.13	Form of Amendment to Secured Convertible Note (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2019)
4.14	Form of Waiver Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2019)
5.1**	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1†	2008 Stock Option Plan (Incorporated by reference from Registration Statement on Form 10 filed with the SEC on May 4, 2011)
10.2†	First Amendment to 2008 Stock Option Plan (Incorporated by reference from Registration Statement on Form 10 filed with the SEC on May 4, 2011)
10.3†	Second Amendment to 2008 Stock Option Plan (Incorporated by reference from Registration Statement on Form 10 filed with the SEC on May 4, 2011)
10.4†	Form of Stock Option Grant Notice (Incorporated by reference from Registration Statement on Form 10 filed with the SEC on May 4, 2011)
10.5	Form of Registration Rights Agreement between Genius Brands International, Inc. and the Investors signatory thereto (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2013)
10.6	Form of Securities Purchase Agreement (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2014)
10.7	Form of Registration Rights Agreement (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2014)
10.8†	Genius Brands International, Inc. 2015 Incentive Plan, as amended (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2017)

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10.9	Form of Securities Purchase Agreement (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2015)
10.10	Form of Registration Rights Agreement (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2015)
10.11	Loan and Security Agreement dated August 5, 2016 between Genius Brands International, Inc. and Llama Productions LLC (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2016)
10.12	Subscription Agreement dated January 17, 2017 between Genius Brands International, Inc. and Sony DADC USA, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 17, 2017)
10.13	Form of Warrant Exercise Agreement dated February 9, 2017 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2017)
10.14	Securities Purchase Agreement dated October 3, 2017 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2017)
10.15	Securities Purchase Agreement dated January 8, 2018 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2018)
10.16†	Employment Agreement dated April 18, 2018 between Genius Brands International, Inc. and Robert Denton (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2018)
10.17	Securities Purchase Agreement dated August 17, 2018 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2018)
10.18	Registration Rights Agreement dated August 17, 2018 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2018)
10.19	Loan and Security Agreement dated September 28, 2018, by and between Llama Productions LLC and Bank Leumi USA (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 4, 2018)
10.20	Amendment No. 2 to Loan and Security Agreement, effective as of August 27, 2018, by and between Llama Productions LLC and Bank Leumi USA (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 4, 2018)
10.21†	Amended and Restated Employment Agreement dated November 16, 2018 between Genius Brands International, Inc. and Andrew Heyward (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2018)
10.22†	Employment Agreement dated April 16, 2018 between Genius Brands International, Inc. and Michael Jaffa (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2019)
10.23	Form of Securities Purchase Agreement dated as of February 14, 2019, by and among Genius Brands International, Inc. and the signatories identified therein (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2019)
10.24	Form of Amendment, Waiver and Consent Agreement dated as of February 14, 2019, by and among Genius Brands International, Inc. and the signatories identified therein (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2019)
10.25	Amendment, Waiver and Consent Agreement, dated as of July 22, 2019, by and among Genius Brands International, Inc. and the signatories identified therein (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2019)
21.1	List of Subsidiaries (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2019)
23.1**	Consent of Squar Milner LLP, independent registered public accounting firm for the Company
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)
24.1***	Power of Attorney
101.1	The following financial information from the Genius Brands International, Inc. Annual Report on Form 10-K for the year ended December 31, 2018 formatted in XBRL; (i) Consolidated Balance Sheets, December 31, 2018 and December 31, 2017; (ii) Consolidated Statements of Operations, Years Ended December 31, 2018 and 2017; (iii) Consolidated Statements of Comprehensive Income (Loss), Years Ended December 31, 2018 and 2017; (iv) Consolidated Statements of Cash Flows, Years Ended December 31, 2018 and 2017; and (v) Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2018 and 2017; and (vi) Notes to Consolidated Financial Statements (incorporated by reference herein to the exhibits to the Company’s 2018 Annual Report on Form 10-K filed April 1, 2019 (File No. 001-37950)).

_________

*	To be filed by amendment.
**	Filed herewith.
***	Previously filed.
†	Management contract or compensatory plan or arrangement.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on August 2, 2019.

GENIUS BRANDS INTERNATIONAL, INC.

By: /s/ Andy Heyward
Andy Heyward
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andy Heyward	Chairman and Chief Executive Officer	August 2, 2019
Andy Heyward	(Principal Executive Officer)

/s/ Robert Denton	Chief Financial Officer (Principal Financial and Accounting Officer)	August 2, 2019
Robert Denton

*	Director	August 2, 2019
Bernard Cahill

*	Director	August 2, 2019
Joseph “Gray” Davis

*	Director	August 2, 2019
P. Clark Hallren

*	Director	August 2, 2019
Anthony Thomopoulos

*	Director	August 2, 2019
Margaret Loesch

*	Director	August 2, 2019
Lynne Segall

*	Director	August 2, 2019
Michael Klein

*By:	/s/ Robert Denton
Robert Denton
Attorney-in-fact

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